Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of CASI Pharmaceuticals, Inc. on Forms S-8 (File Nos. 333-101617, 333-222043 and 333-228980) and Forms S-3 (File Nos. 333-80193, 333-84907, 333-76824, 333-104380, 333-110604, 333-122309, 333-133190, 333-132715, 333-151542, 333-167754, 333-182803, 333-200927, 333-214889, 333-222046, 333-222701, 333-228383 and 333-226206) of our report, dated March 29, 2018 on our audit of the consolidated financial statements of CASI Pharmaceuticals, Inc., as of December 31, 2017 and for the year then ended, included in this Annual Report on Form 10-K of CASI Pharmaceuticals, Inc. for the year ended December 31, 2018.

/s/CohnReznick LLP

Roseland, New Jersey

March 29, 2019